EXHIBIT 23.1

Stan J.H. Lee, CPA 2160 North Central Rd Suite 209 t Fort Lee t NJ 07024 P.O. Box 436402t San Diegot CA 92143-9402 619-623-7799 t Fax 619-564-3408 t stan2u@gmail.com

To Whom It May Concern:

The firm of Stan J.H. Lee, Certified Public Accountants,  consents to the inclusion of our report of June 10, 2012 , on the audited financial statements of  DIRECT LED, INC. as of May 22, 2012 and for the period from May 14, 2012 (its inception) to May 22, 2012 ended in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission  and to the reference to our Firm under the heading "Experts" in the Prospectus.

Very truly yours,

/s/ Stan J.H. Lee, CPA

______________________

Stan J.H. Lee, CPA
June 10, 2012

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